Exhibit 99.1 NEWS RELEASE Contact: Jesse Ngoo Phone Number: 817-845-2622 Email: jesse.ngoo@fleishman.com

GLOBALSCAPE® NAMES JAMES ALBRECHT NEW CHIEF FINANCIAL OFFICER

SAN ANTONIO - July 10, 2012- GlobalSCAPE, Inc. (NYSE MKT: GSB), a leading developer of secure information exchange solutions, announced today that James Albrecht has joined the company as its chief financial officer. Albrecht will be responsible for the company's financial, treasury, and accounting activities, and their integration with the company's overall strategic growth plan. Desiree Smith, who has served as interim CFO since February of this year, will continue her role as corporate controller.

"James' deep executive experience in the technology and software industries will be extremely valuable as we plan for future growth," says GlobalSCAPE CEO Jim Morris. "We achieved record revenue in fiscal 2011 and continue to expect revenue in fiscal 2012 will increase, which will mark our fourth consecutive year of revenue growth," Morris continued. "James' financial leadership will be instrumental in continuing our upward trajectory and maximizing our financial performance across the board."

Albrecht's 35-year career includes business and financial leadership roles in the software, high technology, and biotechnology industries. His experience includes senior roles within public and privately held companies. Most recently, he was CEO and CFO of Express Digital Graphics, Inc. which was acquired earlier in 2012 by Imaging Spectrum, Inc.

A graduate of the University of Texas at Austin, Albrecht is a part-time faculty lecturer at the university's McCombs School of Business. He also is a certified public accountant in Texas and a member of the American Institute of Certified Public Accountants.

Please visit www.globalscape.com for more information.

About GlobalSCAPE

San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) is a leading provider of software and services that enable customers to access and share information quickly, securely, and reliably. Beginning in 1996 with its CuteFTP® product, GlobalSCAPE has been helping businesses and consumers - including 15,000 companies in more than 150 countries - facilitate cost-effective, secure information exchange. With its 2011 acquisition of Seattle-based TappIn Inc., GlobalSCAPE also offers customers the ability to access and share documents, pictures, videos, and music - anytime, from anywhere - easily and securely, without the need for uploading, syncing, or paying for cloud storage. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company's current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company's Annual Report on Form 10-K for the 2011 calendar year, filed with the Securities and Exchange Commission on March 29, 2012.